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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
TCF Financial Corporation:

        We consent to the use of our reports dated February 14, 2008, with respect to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota
August 11, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm